Exhibit 10.24

PROMISSORY NOTE

$36,000.00	March 8, 2016

After date, without grace, for value received, UMED HOLDINGS, INC., a Texas corporation having its principal office and place of business in Tarrant County, Texas (the “Maker”) hereby promises to pay to the order of PETER C. WILSON a resident of Tarrant County, Texas (the “Payee”) the original principal amount of THIRTY-SIX THOUSAND AND NO/100 DOLLARS ($36,000.00), with interest on the unpaid principal of this Note, from the date hereof, at the rate of five percent (5%) per annum. All payments hereunder are payable in lawful money of the United States of America at Maker’s office, 8851 Camp Bowie West, Suite 240, Fort Worth, TX 76116, or such other place as the Payee may designate in writing to the Maker.

Interest on this Note shall be computed for the actual number of days elapsed and on the basis of a year consisting of 360 days, unless the maximum legal interest rate would thereby be exceeded, in which event, to the extent necessary to avoid exceeding such maximum rate, interest shall be computed on the basis of the actual number of days elapsed in the applicable calendar year in which it accrued. It is the intention of the Maker and the Payee to conform strictly to applicable usury laws. It is therefore agreed that (i) the aggregate of all interest and other charges constituting interest under applicable law and contracted for, chargeable or receivable under this Note or otherwise in connection with this loan transaction, shall never exceed the maximum amount of interest, nor produce a rate in excess of the maximum contract rate of interest the Payee may charge the Maker under applicable law and in regard to which the Maker may not successfully assert the claim or defense of usury, and (ii) if any excess interest is provided for, it shall be deemed a mistake and the same shall be refunded to the Maker or credited on the unpaid principal balance hereof and this Note shall be automatically deemed reformed so as to permit only the collection of the maximum legal contract rate and amount of interest.

. Interest, computed upon the unpaid principal balance hereof, shall be due and payable prior to payment of any principal. The Maker shall only be obligated to make payments of interest and principal hereunder from time to time, as cash flow of the Maker is sufficient to make any payments hereunder, as determined by the Maker.

The Payee has the right, at any time after the date hereof, at its election, to convert all or part of the outstanding and unpaid principal and accrued interest of this Note into fully paid and non-assessable shares of the common stock of the Payee at a price per share equal to $0.15.

This Note may be prepaid in whole or in part at any time without premium or penalty by the Maker. Prepayments shall be applied first to accrued interest and then to principal. Any interest on any prepaid installment of principal shall immediately cease to accrue.

Any check, draft, money order or other instrument given in payment of all or any portion of this Note may be accepted by the Payee or any other holder hereof and handled in collection in the customary manner, but the same shall not constitute payment hereunder or diminish any rights of the Payee or any other holder hereof, except to the extent that actual cash proceeds of such instrument are unconditionally received by the Payee or any other holder hereof and applied to the indebtedness as herein provided.

This Note shall be governed by and construed in accordance with the laws of the State of Texas and applicable federal law.

UMED HOLDINGS, INC.

By
Ransom Jones, Chief Executive Officer